Exhibit 3.13

OPERATING AGREEMENT

OF

AMC OF MARYLAND, LLC,

A MARYLAND LIMITED LIABILITY COMPANY

DATED: July 1, 2015

OPERATING AGREEMENT

OF

AMC OF MARYLAND, LLC

This Operating Agreement (this “Agreement”) is entered by and among American Multi-Cinema, Inc., a Missouri corporation, David Johnston and Frank Lewis on the 1st day of July, 2015.

Explanatory Statement

A.            The Class A Member has caused the Company to be formed in accordance with the Act.

B.            The Class A Member desires to admit the Class B Members to the Membership of the Company.

C.            The Members now desire to enter into this Agreement to set forth the terms and conditions upon which the Company will operate.

NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound, agree as follows:

Section I

Defined Terms

The following capitalized terms shall have the meanings specified in this Section I. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means the Maryland Limited Liability Company Act, as amended from time to time.

“Affiliate” means, with respect to any Member, any Person: (i) which owns more than 25% of the voting interests in the Member; or (ii) in which the Member owns more than 25% of the voting interests; or (iii) in which more than 25% of the voting interests are owned by a Person who has a relationship with the Member described in clause (i) or (ii) above.

“Agreement” means this Agreement, as amended from time to time.

“Class A Member” means each Member shown on Exhibit A (or any amendment thereto) as a Class A Member. Each Class A Member shall have of the rights accorded to Class A Members under the terms of this Agreement, whether express or implied, and shall have the Percentage shown on Exhibit A for such Class A Member.

“Class B Member” means each Member shown on Exhibit A (or any amendment thereto) as a Class B Member. Each Class B Member shall only have the rights expressly accorded to Class B Members under the terms of this Agreement and shall have the Percentage shown on Exhibit A for such Class B Member.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Company” means the limited liability company organized in accordance with this Agreement.

“Company Minimum Gain” means the amount determined under Regulations Section 1.704-2(b)(2) and 1.704-2(d) with respect to “partnership minimum gain”.

“Interest” means a Person’s share of the Profits and Losses of, and the right to receive distributions from, the Company. Notwithstanding the foregoing, a Class B Member shall have no right to share in the Profits and Losses of the Company.

“Interest Holder” means any Person who holds an Interest, whether as a Member or as an unadmitted assignee of a Member.

“Involuntary Withdrawal” means, with respect to any Member, the occurrence of any of the events set forth in Act Section 4A-606(3) through (9).

“Member” or “Members” means any Class A or Class B Member.

“Member Nonrecourse Debt” means a nonrecourse debt of the Company within the meaning of Regulations Section 1.704-2(b)(4) with respect to the phrase “partner nonrecourse debt”.

“Member Nonrecourse Debt Minimum Gain” means the amount determined under Regulations Section 1.704-2(i)(4) with respect to the phrase “partner nonrecourse debt minimum gain”.

“Member Nonrecourse Deductions” means the items of loss, deduction, and expenditure attributable to Member Nonrecourse Debt under Regulations Section 1.704-2(i)(2) with respect to the phrase “partner nonrecourse deductions”.

“Percentage” means, as to a Member, the percentage set forth after the Member’s name on Exhibit A, as amended from time to time, and as to an Interest Holder who is not a Member, the Percentage of the Member whose Interest has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member’s Interest.

“Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income or loss determined in accordance with the Code.

“Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“Successor” means all Persons to whom all or any part of an Interest is transferred either because of (i) the sale, transfer or gift by Member of all or any part of Member’s Interest, or (ii) an assignment of Member’s Interest due to Member’s Involuntary Withdrawal.

“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

“Voluntary Withdrawal” means a Member’s dissociation with the Company by means other than a Transfer or an Involuntary Withdrawal.

“Withdrawn Member” means a Person who, by means of a Voluntary Withdrawal and unanimous consent of the Members, disassociates himself or herself with the Company or does so by means of an Involuntary Withdrawal.

“Withdrawal” means a Member’s dissociation from the Company by any means.

Section II

Formation and Name; Office; Purpose

2.1          Organization. The Company was organized by the filing of Articles of Organization with SDAT on May 8, 2015.

2.2          Name of the Company. The name of the Company shall be “AMC of Maryland, LLC”. The Company may do business under that name and under any other name or names upon which the Class A Members shall determine. If the Company does business under a name other than that set forth in its Articles of Organization, then the Company shall file a trade name certificate as required by law.

2.3          Purpose. The Company’s purpose is: (i) to conduct the business of dealing in all kinds of spirits, beers, wines, and beverages at retail and to do all things incidental thereto, and to have all of the powers conferred upon limited liability companies organized under the provisions of the Maryland General Corporations and Associations law; (ii) to conduct business in any state for any lawful purpose to the fullest extent set forth in § 4A-201 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time; and (iii) to do all things necessary, convenient, or incidental to the foregoing.

2.4          Principal Office. The principal office of the Company in the State of Maryland shall be located at 1717 North Rolling Road, Baltimore, Maryland 21244, or at any other place or places within the State of Maryland upon which the Class A Members shall designate.

2.5          Resident Agent. The name and address of the Company’s resident agent in the State of Maryland shall be Corporate Creations Network, Inc., 2 Wisconsin Circle #700, Chevy Chase,

Maryland 20815.

2.6          Members. The name, Class of Membership, and Percentage of each Member are set forth on Exhibit A.

Section III

Capital Contribution and Loans

3.1          Capital Contributions. Each Class A Member, upon the execution of this Agreement or upon the admission of a new Class A Member, shall make as an initial Capital Contribution the amount shown on Exhibit A, attached hereto. Each Class B Member, upon the execution of this Operating Agreement or upon the admission of a new Class B Member, shall make as an initial Capital Contribution the amount shown on Exhibit B, attached hereto. The initial Capital Contribution to be made by any person who is admitted as a Member and acquires his Interest from the Company shall be determined by the Class A Members.

3.2.         No Other Capital Contributions Required. No Member shall be required to contribute any additional capital to the Company, and except as set forth in the Act, no Member shall have any personal liability for any obligations of the Company.

3.3.         Loans. The Class A Members may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Class A Members agree.

3.4.         Additional Members.

3.4.1.      Admission. Persons may be admitted to the Company as additional Members (either Class A Members or Class B Member) upon the unanimous vote of the Class A Members. A Person admitted to the Company as a Member shall have the Percentage as determined by the Class A Members. The admission of an additional Member shall be effective as of the date determined by the unanimous vote of the Class A Members.

3.4.2.      Capital Contributions. The initial capital contribution of an additional Member admitted to the Company under this Article III shall be determined by the unanimous vote of all the Class A Members. An initial capital contribution shall be paid in money in full at the time of admission unless otherwise agreed by the Company.

3.4.3.      Admission Requirements. Each additional Member subsequently admitted to the Company shall execute a counterpart of this Agreement and shall be bound by all provisions thereof, and shall execute any other documents that the Company may deem necessary or appropriate to effect the admission of the Person as an additional Member.

3.5          Capital Accounts. A separate Capital Account shall be maintained for each Interest Holder.

Section IV

Profit, Loss, and Distributions; Regulatory Allocations

4.1.         Distributions of Cash Flow. Cash Flow for each taxable year of the Company shall be distributed by the Class A Members at such times and in such amounts as the Class A Members may determine. There shall be no distribution of Cash Flow to Class B Members, except as the Class A Members may determine in their sole and absolute discretion.

4.2.         Allocation of Profit or Loss. All items of profit and loss, of every kind, shall be allocated to the Class A Members in accordance with their percentages and no item of profit or loss shall be allocated to the Class B Members.

4.3.         Liquidation and Dissolution. If the Company is liquidated, the assets of the Company shall be distributed to the Interest Holders in accordance with the balances in their respective Capital Accounts, after taking into account the allocations of Profit or Loss pursuant to Section 4.2, if any, and distributions, if any, of cash or property pursuant to Sections 4.1. No Interest Holder shall be obligated to restore a Negative Capital Account.

4.4          Minimum Gain Chargeback. Notwithstanding anything to the contrary in the Agreement: If there is a net decrease in the Company Minimum Gain during a taxable year of the Company, then there shall be allocated to the Class A Members items of Company income and gain in accordance with the Minimum Gain Chargeback requirements of Regulation Section 1.704-2(f). If there is a net decrease in Member Nonrecourse Debt Minimum Gain during a taxable year of the Company, there shall be allocated to any Member with a share of that Member Nonrecourse Debt Minimum Gain items of income and gain in accordance with the requirements of Regulations Section 1.704-2(i)(4).

4.5          Allocations to Reflect Book Value/Tax Disparity. In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Class A Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its agreed upon fair market value at the time of contribution. In addition, if Company property is revalued and Capital Accounts are adjusted, then subsequent allocations of income, gain, loss and deduction for tax purposes with respect to the revalued property shall take into account the variation between the property’s adjusted tax basis and book value in the same manner as under Section 704(c) of the Code and Regulations.

4.6          Qualified Income Offset. If a Member unexpectedly receives an adjustment, allocation, or distribution described in Regulation Sections 1.704-l(b)(2)(ii)(d)(4), (5) or (6) that creates or increases a negative Capital Account, then items of income or gain (consisting of a pro rata portion of each item of Company income, including gross income and gain for such year) shall be allocated to that Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the negative Capital Account created or increased by the adjustments, allocations or distributions as quickly as possible. For purposes of this Subsection F, in determining whether a Member has a negative Capital Account, there shall be taken into account those adjustments, allocations and distributions that, as of the end of the year, are reasonably expected to be made.

4.7          Member Nonrecourse Deductions. Any Member Nonrecourse Deductions shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(l).

Section V

Management: Rights, Powers, and Duties

5.1.         Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the company shall be managed by the Class A Members. The Class A Members shall have the exclusive right to manage the business of the Company and to make all decisions regarding the business of the Company and shall have the right, power, and authority to do in the name of, and on behalf of, the Company all things that, in its sole judgment, are necessary, proper or desirable to carry out the purposes of the Company. Class B Members shall not be entitled to vote on any matter concerning the Company. Except as otherwise provided in this Agreement, each Class A Member shall have the right to act for and bind the Company in the ordinary course of its business, and Class B Members shall have the right to act for and bind the Company only upon the written consent of the Class A Members. The Class A Members shall exercise their best efforts to promote and protect the interests of the Company and shall devote such time and attention as is reasonably necessary and appropriate to discharge such obligations. Notwithstanding any other provision of this Section V or this Agreement to the contrary, without first obtaining the unanimous consent of all Class A Members, neither the Company nor any Member thereof shall:

5.1.1.      Do any act in contravention of this Agreement;

5.1.2.      Do any act that would make it impossible to carry on the ordinary business of the Company;

5.1.3.      Admit a person as a Member to contribute to the capital of the Company;

5.1.4.      Sell, lease, exchange, mortgage, pledge as security or otherwise dispose of all or substantially all of the property or assets of the Company;

5.1.5.      Authorize a merger of the Company with another entity;

5.1.6.      Incur debt upon the Company unless in the ordinary course of the Company’s business;

5.1.7.      Change the nature of the business of the Company;

5.1.8.      Declare bankruptcy on behalf of the Company; or

5.1.9.      Commence a business activity which competes with Company’s business.

5.2.         Personal Services. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Class A Members, no Member shall be entitled to compensation for services performed for the Company. However, upon substantiation of the amount and purpose thereof, the Members shall be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the Company.

5.3.         Duties of Parties.

5.3.1. A Member shall not be liable, responsible, or accountable for damages or otherwise to the Company or to any other Member for any action taken or any failure conferred on the Member by this Agreement or by law, unless the action taken or omission was made fraudulently or in bad faith or unless the action or omission constituted gross negligence.

5.3.2. Except as otherwise expressly provided herein, nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity whatsoever, and no Member shall be accountable to the Company or to any other Member with respect to that business or activity.

5.4.         Guaranteed Payment to Class B Members. In consideration for the services provided by the Class B Members, the Company shall pay each Class B Member an amount determined at the discretion of the Class A Member, and may be subject to the terms of a separate agreement or agreements with the Class B Members. Payments shall be made annually or at such other frequency as the Class A Members shall determine. All payments made hereunder shall be deemed to be “guaranteed payments” within the meaning of Code Section 707(c).

5.5.         Meetings of and Voting by Class A Members.

5.5.1. A meeting of the Class A Members may be called at any time by any Class A Member. Meetings of Class A Members shall be held at the Company’s principal place of business or at any other place designated by the Class A Member calling the meeting. Not less than ten (10) nor more than ninety (90) days before each meeting, the Class A Member calling the meeting shall give written notice of the meeting to each Class A Member. The notice shall state the time, place, and purpose of the meeting. Notwithstanding the foregoing provisions, each Class A Member waives notice if before or after the meeting the Class A Member signs a waiver of the notice which is filed with the records of Class A Members’ meetings, or is present at the meeting in person or by proxy. Unless this Agreement provides otherwise, at a meeting of Class A Members, the presence in person or by proxy of Class A Members holding not less than fifty-one percent (51%) of the Percentages then held by Class A Members constitutes a quorum. A Class A Member may vote either in person or by written proxy signed by the Class A Member or by the Class A Member’s duly authorized attorney-in-fact.

5.5.2. Except as otherwise provided in this Agreement, the affirmative vote of the Class A Members holding fifty-one percent (51%) or more of the Percentages then held by Class A Members shall be required to approve any matter coming before the Class A Members.

5.5.3. In lieu of holding a meeting, the Class A Members may vote or otherwise take action by a written instrument indicating the consent of Class A Members holding fifty-one percent (51%) or more of the Percentages then held by Class A Members.”

5.6.         Execution of Documents. Any instrument may be executed and delivered on behalf of the Company by a Class A Member, including any deed, deed of trust, note or other evidence of indebtedness, lease agreement, security agreement, financing statement, contract of sale, or other instrument purporting to convey or encumber, in whole or in part, any or all of the assets of the Company, at any time held in its name, or any receipt or compromise or settlement agreement with respect to the accounts receivable and claims of the Company; and no other signature shall be required for any such instrument to be valid, binding and enforceable against the Company in accordance with its terms. All persons may rely thereon and shall be exonerated from any and all liability if they deal with a Class A Member on the basis of documents approved and executed on behalf of the Company by a Class A Member. Any person dealing with the Company may rely upon the certificate signed by the Class A Members as to:

5.6.1.  The identity of the Members (including both Class A Members and Class B Members);

5.6.2.  Acts by the Members; or

5.6.3   Any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

Section VI

Transfer of Interests and Withdrawals of Members

6.1.         Transfers. Class A Members may Transfer all, or any portion of their Interest or Membership Rights to one or more Successors. No Class B Member may Transfer all, or any portion of, or any interest or rights in, the Membership Rights owned by the Class B Member, and no Interest Holder may Transfer all, or any portion of, or any interest or rights in, any Interest without the written consent of the Class A Members. Each Class B Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members. The Transfer of any Membership Rights or Interests in violation of the prohibition contained in this Section 6.1 shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Membership Rights or an Interest are attempted to be transferred in violation of this Section 6.1 shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive distributions from the Company, or have any other rights in or with respect to the Membership Rights or Interest so transferred.

6.2.         Involuntary Withdrawal. Immediately upon the occurrence of an Involuntary Withdrawal, the successor of the Withdrawn Member shall thereupon become an Interest Holder but shall not become a Member. The successor Interest Holder shall have all and only the rights of an Interest Holder.

Section VII

Dissolution, Liquidation, and Termination of the Company

7.1.         Events of Dissolution. The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Class A Members; (ii) the entry of a decree of judicial dissolution under Section 4A-903 of the Act; or (iii) at any time the Company has no Class A Members for a period of ninety (90) consecutive days.

7.2.         Procedure for Winding Up and Dissolution. If the Company is dissolved, the affairs of the Company shall be wound up. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company in satisfaction of the liabilities of the Company, and then to the Class A Members.

7.3.         Filing of Articles of Cancellation. If the Company is dissolved, Articles of Cancellation shall be promptly filed with SDAT. If there are no remaining Class A Members, the Articles shall be filed by the last Person to be a Member; if there are no remaining Members, or a Person who last was a Member, the Articles shall be filed by the legal or personal representatives of the Person who last was a Class A Member.

Section VIII

Books, Records, Accounting, and Tax Elections

8.1.         Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name, or, at the discretion of the Class A Members, in the name of the Company’s parent or affiliate company. The Class A Members shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.2.         Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by the Class A Members, subject to the requirements and limitations of the Code.

Section IX

General Provisions

9.1.         Assurances. The Class A Members shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Class A Members deem appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

9.2.         Power of Attorney.

9.2.1       The Class B Members, respectively, hereby constitute and appoint the Class A Members, and/or any duly authorized officer, employee, agent or manager of a Class A Member, as their true and lawful attorney-in-fact (“Attorney-in-Fact”), and in the their name, place, and stead, to approve, make, execute, sign, acknowledge, and file:

9.2.1.1.   All documents (including, without limitation, amendments to Articles of Organization and any document relating to the possession, sale, and/or assignment of a Member’s rights and interest in the Company) which the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement, the Company or its operations, or which may be deemed reasonably necessary by the Company or the Class A Members;

9.2.1.2    Any and all other certificates or other instruments required to be filed by the Company under the laws of the State of Maryland or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of Maryland;

9.2.1.3    One or more fictitious or trade name certificates;

9.2.1.4    All documents which may be required to dissolve and terminate the Company and to cancel its Articles of Organization; and

9.2.1.5    To sign any renewal application, transfer application, and any other required forms or document as may be reasonably required to protect the liquor license held by the Company from forfeiture or from becoming void by operation of law.

9.1.2.      Irrevocability. The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Member. It also shall survive the transfer of an interest, except that if the transferee is admitted as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge, and file any documents needed to effectuate the transfer of a membership interest and/or the admission of a transferee as a Member. Each Member shall be bound by any representations made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses which may be available to contest, negate, or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

9.2.         Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Maryland.

9.3.         Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

9.4.         Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representative, successors and permitted assigns.

9.5.         Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

9.6.         Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

9.7          Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

9.8.         Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all of the Class A Members.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, under seal, as of the date set forth hereinabove.

CLASS A MEMBER:

American Multi-Cinema, Inc.,
a Missouri corporation

By:	/s/ Craig R. Ramsey	(SEAL)
Name:	Craig R. Ramsey
Title:	VP., CFO

CLASS B MEMBERS:

By:	/s/ David Johnston	(SEAL)
Name:	David Johnston

By:	/s/ Franklin J. Lewis	(SEAL)
Name:	Frank Lewis

OPERATING AGREEMENT

OF

AMC OF MARYLAND, LLC

Exhibit A

List of Members, Class of Membership,

Percentage of each Member, and Initial Capital Contribution

	Class of
Member Name	Membership	Percentages
American Multi-Cinema, Inc.	Class A	100%
David Johnston	Class B	50%
Frank Lewis	Class B	50%